Exhibit 99.1

American Spectrum Realty Notified by AMEX of Non-Compliance with Continued Listing Standards

HOUSTON--(BUSINESS WIRE)--American Spectrum Realty, Inc. (AMEX:AQQ), a real estate investment, management and leasing company, headquartered in Houston, Texas, announced today that the Company received a notice on September 17, 2008 from the American Stock Exchange LLC (“AMEX”) indicating that it has fallen below the continued listing criteria due to not maintaining stockholders’ equity requirements as set forth in Sections 1003(a)(ii) and (iii) of the AMEX Company Guide.

This notification has no effect on the listing of the Company’s Common Stock at this time. The Company was afforded the opportunity to submit a plan of compliance to the AMEX by October 17, 2008 that demonstrates the Company’s ability to regain compliance with Section 1003(a)(ii) and (iii) by February 17, 2010. If the Company does not submit a plan or submits a plan that is not accepted by the AMEX Listing Qualifications Department, the Company will be subject to delisting proceedings as set forth in Section 1010 and Part 12 of the Company Guide. The Company intends to submit a plan of compliance to the AMEX by October 17, 2008.

American Spectrum Realty, Inc. is a real estate investment company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty and all third parties. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc., Houston
William J. Carden, 713-706-6200
Chairman, President and CEO